Exhibit a(5)(A)

RAMIUS COMMENCES CASH TENDER OFFER FOR CYPRESS BIOSCIENCE
AT $4.25 PER SHARE

New York – September 15, 2010 – Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today announced that it commenced a tender offer, through a wholly owned subsidiary, to acquire all of the outstanding shares of common stock of Cypress Bioscience, Inc. (“Cypress” or “the Company”) (NASDAQ: CYPB) for $4.25 per share in cash. This offer represents a 70% premium over the $2.50 closing price of Cypress’ stock on July 16, 2010, the last trading day before Ramius publicly announced its proposal to acquire the Company for $4.00 per share in cash.

Ramius Partner Managing Director Jeffrey C. Smith stated, “The Cypress Board rejected our earlier offer to negotiate an acquisition of the Company for $4.00 per share.  Given the Board’s continuing refusal to negotiate with us, we are taking our offer directly to the true owners of Cypress, the stockholders.  Clearly, stockholders are unhappy with the Cypress Board’s refusal to seriously consider our acquisition proposal, as demonstrated by the recent letters sent to the Board by RA Capital and Arcadia Capital.”

The offer is scheduled to expire at 12:00 Midnight, New York City time, on October 13, 2010, unless extended.

The offer is conditioned upon, among other things, (1) there being validly tendered in the offer and not properly withdrawn prior to the expiration date of the offer that number of shares of Cypress that, together with the shares then owned by Ramius, its affiliates and its subsidiaries (including, Ramius V&O Acquisition LLC (“Purchaser”)) would represent at least 90% of the total number of then-outstanding shares on a fully diluted basis, (2) Cypress’ Board of Directors having approved the offer and the proposed second-step merger described herein under Section 203 of the Delaware General Corporation Law (“DGCL”) or Ramius being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the offer and the potential merger thereafter, (3) Cypress not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Ramius’ ability to acquire Cypress or otherwise diminishing the expected value to Ramius of the acquisition of Cypress, (4) Cypress having a balance of at least $80 million in cash or cash equivalents immediately prior to the consummation of the offer, (5) Ramius, or one of its affiliates, entering into a definitive agreement with RP Management, LLC, Administrator of Royalty Pharma Finance Trust, regarding financing to complete the purchase of all of the outstanding shares and (6) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

Innisfree M&A Incorporated is acting as information agent for Ramius’ offer and Olshan Grundman Frome Rosenzweig & Wolosky LLP is acting as legal counsel to Ramius.

The offer documents, including the Offer to Purchase and the Letter of Transmittal, will be filed today with the Securities and Exchange Commission (“SEC”). Cypress stockholders may obtain copies of the offer documents when they become available at www.sec.gov. Free copies of such documents can also be obtained when they become available by calling Innisfree M&A Incorporated, toll-free at (877) 717-3936 or collect at (212) 750-5823.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY CYPRESS’ COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT RAMIUS WILL FILE WITH THE SEC. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM RAMIUS BY CONTACTING INNISFREE M&A INCORPORATED, TOLL-FREE AT (877) 717-3936 OR COLLECT AT (212) 750-5833.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others: the willingness of Cypress stockholders to tender their shares in the tender offer and the number and timing of shares tendered; the receipt of third party consents to the extent required for the acquisition; and satisfaction of the various closing conditions. Other important factors that could cause actual results to differ materially are included but are not limited to those listed in Cypress’ periodic reports and registration statements filed with the SEC. Ramius undertakes no obligation to update information contained in this release.

About Ramius LLC
Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

Contact:
Ramius LLC
Peter Feld, 212-201-4878
Mark Mitchell, 212-845-7988
Gavin Molinelli, 212-201-4828